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                                                                    EXHIBIT 99.4

       Letter to Stockholders of AST Research, Inc. dated April 21, 1997

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[LOGO OF AST COMPUTER]
                                April 21, 1997

Dear AST Research Stockholders:

  I am pleased to inform you that, on April 14, 1997, AST Research, Inc. (the "Company") entered into an Agreement and Plan of Merger (the "Merger Agreement") with Samsung Electronics Co. Ltd. ("Samsung") and AST Acquisition, Inc., a wholly-owned subsidiary of Samsung ("AST Acquisition"), pursuant to which Samsung is commencing a cash tender offer to purchase all of the outstanding shares of the Company's Common Stock not currently owned by Samsung or its affiliates at a price of $5.40 per share (the "Offer"). Following completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, AST Acquisition will be merged with and into the Company (the "Merger"), and each share of the Company's Common Stock not purchased in the Offer (other than any shares owned by the Company or any of its subsidiaries, Samsung or any of its subsidiaries and any dissenting stockholders) will be converted into the right to receive $5.40 per share in cash, without interest. Upon consummation of these transactions, Samsung and its affiliates will own the entire equity interest in the Company.

  THE BOARD OF DIRECTORS OF THE COMPANY, BASED ON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE INDEPENDENT DIRECTORS OF THE COMPANY, HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, TAKEN TOGETHER, ARE IN THE BEST INTERESTS OF THE STOCKHOLDERS OF THE COMPANY (OTHER THAN SAMSUNG AND ITS AFFILIATES), HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES THEREUNDER.

  Accompanying this letter, in addition to the attached Schedule 14D-9 relating to the Offer, is Samsung's Offer to Purchase, dated April 21, 1997 together with related materials including a Letter of Transmittal, dated April 21, 1997, to be used for tendering your shares. These documents set forth the terms and conditions of the Offer and the Merger, provide detailed information about the transactions and include instructions as to how to tender your shares. I urge you to read the enclosed materials carefully.

                                          Very truly yours,

                                          /s/ Y.S. Kim
                                          Y.S. Kim
                                          President and Chief Executive
                                           Officer

          AST Research, Inc. . 16215 Alton Parkway . Irvine, CA 92718
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